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                                                                      Exhibit 21
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MFRI, Inc. has the following wholly-owned subsidiaries:

1.   Midwesco Filter Resources, Inc. (Delaware corporation)

2.   Perma-Pipe, Inc. (Delaware corporation)

3.   TDC Filter Manufacturing, Inc. (Delaware corporation)